Exhibit 10.17

MASTER RETAIL GAS SALES AGREEMENT

Integrys Energy Services — Natural Gas, LLC, a Delaware limited liability company, (hereinafter referred to as the “Seller”) and EVO LLC (hereinafter referred to as the “Buyer”), each a “Party” and collectively “Parties”, hereto agree as of November 1, 2013 to the terms of this Master Retail Gas Sales Agreement (the “Agreement”) as follows:

1.       TERM, SCHEDULING, QUANTITY, PRICE, & BALANCING

1.1     This Agreement shall commence as of the first date written above and remain in effect, subject to the termination rights set forth herein, until terminated by either Party in a manner not inconsistent with an effective Confirmation. Except with respect to termination resulting from an Event of Default, if one or more Confirmations is in effect, termination of the Agreement shall not be effective until the expiration of the latest Delivery Period as provided in an effective Confirmation.

1.2     Seller agrees to sell and schedule for delivery to Buyer, and Buyer agrees to purchase and receive from Seller, natural gas as set forth in any Confirmation effective between the Parties, as it may be amended from time to time with mutual agreement of the Parties.

1.3     The Price for the Baseload or Contract Quantity, as applicable, shall be set forth on the applicable Confirmation. In the event that the Price is identified as “NYMEX Last Day Settle plus Market Basis” (or “NYM LDS plus Mkt Basis”), then the Price shall be the sum of two price components: (i) Commodity, and (ii) Basis. The Commodity price shall be equal to “NYMEX Last Day Settle”, as defined in the Definitions Rider, for the applicable month, unless the Parties mutually agree to fix the Commodity price. The Basis price shall be reasonably determined by Seller unless the Parties mutually agree to a Basis price.

1.4     A mutual agreement, if any, to establish a fixed Price, (whether the Commodity, Basis or both price components) may take the form of counterparts, with the Buyer submitting an offer and the Seller indicating its agreement to the terms of such offer in separate writings. Buyer and Seller agree that any written fixed price request(s) submitted by Buyer shall be deemed an offer by Buyer to buy. Only terms (i) affirmatively confirmed by Seller in a Confirmation amendment in response to Buyer’s fixed price request, or (ii) contained in a fully executed Confirmation, shall be binding on the Parties. Neither Buyer nor Seller shall contest the enforceability of an agreement on the grounds that the agreement is in counterparts as described herein, the fixed price request or Confirmation amendment is delivered in an electronic form or by facsimile, or that either of a fixed price request or a Confirmation amendment as described herein is not a writing. Quantities with fixed prices (or a fixed price component) shall be deemed the first natural gas through the meter with respect to the applicable month.

1.5     In the event that the quantity of natural gas that can be delivered to Buyer is less than the quantity agreed to be purchased for the relevant period, Buyer shall remain liable for the entire quantity it agreed to purchase. Seller will provide a credit at prevailing market prices for that portion of the purchased quantity that could not be delivered. In the event that Buyer’s expected Use will exceed the quantity of gas purchased by Buyer and/or available to Buyer without incurring Imbalance Charges for the relevant period, Seller will use commercially reasonable efforts to provide Incremental Supply at prevailing market prices as adjusted for Fuel, if applicable, and margin. Credits for Cashout and/or charges for Incremental Supply shall appear as separate line items on Seller’s invoice to Buyer, including applicable price and quantity. If no Balancing Service is noted on the effective Confirmation, then notwithstanding the terms of Sections 1.5, 1.6 and 1.7 herein, Buyer is responsible for all balancing activities, and Buyer shall pay all Imbalance Charges and charges related to Cashout. In the event that Seller delivers and Buyer accepts gas to Accounts after the expiration of the applicable Confirmation, the Price for such post-expiration sales shall be NYM LDS plus Mkt Basis.

1.6     Buyer and Seller shall use commercially reasonable efforts to provide each other with sufficient notice to allow timely and accurate nominations in accordance with the nomination requirements of that Transporter, as they may change from time to time due to Constraint Day requirements or otherwise. Buyer accepts the following responsibilities: Buyer hereby appoints Seller as its agent for the purposes of balancing, including the receipt of current and historic Usage, storage, billing and transportation data from Transporter. Buyer agrees to assist Seller in the timely collection of data directly and through Transporter, notify Seller of usage expectations and any material changes to those usage expectations, and comply with any Daily Limitations concerning use. If Usage data is unavailable electronically, Buyer shall obtain usage data manually and deliver that information weekly via facsimile or electronic mail, or as requested by Seller.

1.7      If Balancing Service is indicated on the applicable Confirmation, Seller agrees to monitor and review all information provided to the Seller by Buyer and Transporter regarding Buyer’s gas Use. Based on such information, Seller shall use commercially reasonable effort to keep Buyer within the balancing parameters established by Transporter. Seller shall pass through to Buyer and Buyer shall pay for any Imbalance Charges and/or Cashout resulting from Buyer’s failure to (i) fulfill its obligations set forth in 1.6, (ii) maintain telemetry if applicable, and/or (iii) meet Daily Limitations with respect to Use.

Telemetry Obligations. If indicated on the applicable Confirmation, Buyer acknowledges and agrees that it shall be responsible for installing and maintaining a meter telephone line. Buyer shall also be responsible for any charges imposed by a contractor for repairing the meter telephone line. As a convenience to Buyer, Seller may arrange for telemetry service or repairs to be provided and Buyer agrees it shall be responsible for any costs associated with such service and repairs.

Gas Inventory. Unless Buyer’s Accounts are billed on nominations (rather than actual use), when Buyer’s Accounts are enrolled, Seller shall acquire any inventory of gas allocated to Buyer’s Accounts by Transporter, if any, and credit Buyer for that inventory at prevailing market prices. Upon termination of the Agreement, or as otherwise agreed upon by the Parties in a Confirmation, Seller shall have the right, to credit Buyer’s Account with gas and charge Buyer prevailing market prices as adjusted for Fuel for such gas.

2.       BILLING AND PAYMENT

2.1     Seller shall submit to Buyer an invoice setting forth the quantity of natural gas purchased by Buyer during the preceding month and the total amount due. Billing will be based on actual Use plus applicable Fuel, unless otherwise provided on the applicable effective Confirmation. If the actual Use is not available from the Transporter by the invoice date, the invoice may be based on an estimate using nominated quantities, or as otherwise provided in the applicable effective Confirmation. Buyer shall remit payment to Seller within ten days of the invoice date for the total amount due set forth on the invoice. Payments that exceed $50,000 shall be made by wire transfer, EFT or ACH.

Payments shall be made by wire and/or ACH to:

US Bank ABA - 075000022

Acct - 182380410411

Payment by Check shall be made payable to:

Integrys Energy Services - Natural Gas, LLC

P.O. Box 3145

Milwaukee, WI 53201-3145

If Consolidated Billing is indicated on the effective Confirmation, then Seller shall include the Transporter distribution fees on the monthly invoice. Past due and other charges due Transporter, that apply to service prior to the effective date of the Confirmation will not be included in Seller’s invoice to Buyer. Seller may discontinue this service at any time with notice to Buyer.

2.2     If Buyer disputes the amount payable under any invoice rendered hereunder, Buyer shall pay when due the amount not in dispute under such invoice as well as provide documentation to support the amount paid or disputed. Buyer recognizes that Buyer’s assertion of an inaccurate Usage determination by Transporter, in the absence of a redundant metering device to support that claim, is not adequate support to withhold payment. Any payment by Buyer shall not be deemed to be a waiver of Buyer’s right to recoup any overpayment, nor shall acceptance of any payment be deemed to be a waiver of Seller’s right to any underpayment. Any claim must be made within two (2) years of the date of the invoice or last revision thereof.

2.3     In the event the Buyer falls to pay the undisputed amount due to Seller when due, the unpaid portion of the undisputed amount shall accrue at a rate equal to one and one half percent (1-1/2%) per month, provided that in no event shall such rate exceed the maximum rate allowed by law, compounded daily from the date such payment is due until the same is paid.

3.       FINANCIAL RESPONSIBILITY

Buyer (i) agrees to provide Seller with required information, including pertinent financial information and other information required for Seller to assess Buyer’s financial position, and (ii) authorizes the applicable utility, credit reporting agencies, trade references, and other relevant parties to release data to Seller relating to Buyer’s billing, usage, and credit data with such authorization enduring for the term of this Agreement. When reasonable grounds for insecurity of payment arise, including without limitation when Buyer seeks to establish a fixed price (whether Commodity, Basis or both), Seller may demand adequate assurance of performance. Adequate assurance of performance must be delivered to Seller no later than three (3) Business Days after the date of request, and must be in a form, from an issuer, and in an amount, acceptable to Seiler.

4.       EVENT OF DEFAULT

“Event of Default” means (i) Buyer fails to provide adequate assurance of performance to Seller pursuant to Article 3; (ii) Buyer fails to pay undisputed amounts by the invoice due date; (iii) either Party makes an assignment or any general arrangement for the benefit of creditors; (iv) either Party defaults in any payment obligation to the other Party;

(v) either Party defaults in any material payment obligation to any of its creditors; (vi) either Party files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or causes under any bankruptcy or similar law for the protection of creditors or has such petition filed or proceeding commenced against it; (vii) either Party otherwise becomes bankrupt or insolvent (however evidenced); (viii) either Party is unable to pay its debts as they fall due; (ix) either Party terminates this Agreement and/or any effective Confirmation (or service to one or more Accounts) for any reason except for a termination resulting from an Event of Default committed by the other Party; (x) Seller fails to sell and schedule for delivery, or Buyer fails to purchase and receive natural gas in accordance with any effective Confirmation; (xi) either Party falls to perform any material covenant or obligation set forth in this Agreement or any effective Confirmation (except to the extent such failure constitutes a separate Event of Default); or (xii) either Party makes a representation or warranty that is false or misleading in any material respect at any time during the term of this Agreement. Upon the occurrence of an Event of Default, the Party not committing the Event of Default (“Non-Defaulting Party”) shall have the right to suspend service and/or terminate this Agreement, including all effective Confirmations, in addition to any and all other remedies available hereunder.

5.       REMEDY

5.1     During any Delivery Period, if either Party commits an Event of Default (the “Defaulting Party”), then the Defaulting Party shall pay and the Non-Defaulting Party shall be entitled to, as its exclusive remedy, early termination damages arising out of the Event of Default as reasonably calculated by Seller (“Early Termination Damages”). The Parties expressly acknowledge that should an Event of Default occur, damages would be difficult to ascertain and quantify, and agree that this provision for calculating damages (i) is reasonable in light of the anticipated or actual harm, (ii) shall be followed in lieu of any other methods of calculating or estimating direct actual damages, and (iii) is not a penalty.

5.2     If Seller commits an Event of Default and the price for replacement natural gas, including any associated costs reasonably incurred by Buyer in obtaining replacement natural gas, is higher than the Price set forth on the applicable Confirmation (as it may be amended), then Seller shall pay Buyer Early Termination Damages in the amount of such positive difference multiplied by the Contract Quantity or Baseload Quantity, as applicable.

5.3     If Buyer commits an Event of Default and the price at which Seller re-sells or could re-sell natural gas, less any associated costs reasonably incurred by Seller, is less than the amount that would have been paid under the applicable Confirmation, then Buyer shall pay Seller Early Termination Damages in the amount of such positive difference multiplied by the Contract Quantity or Baseload Quantity, as applicable. In determining the price at which Seller could re-sell the natural gas, Seller may consider quotations for replacement transactions supplied by one or more third parties and relevant market data supplied by one or more third parties or internal sources, provided that information from internal sources must be of the same type used by Seller in the regular course of its business for the valuation of similar transactions. Seller shall act in good faith and use commercially reasonable procedures when determining the price at which natural gas could have been resold.

5.4      In the event that the Contract Quantity or Baseload Quantity is identified as Full Requirements on the applicable Confirmation, then the Parties agree that Seller’s forecasted quantity for Buyer for the applicable period should be used when calculating the remedy due the Non-Defaulting Party. Payment for Early Termination Damages shall be due within two (2) Business Days of the invoice date for said Early Termination Damages. In the event the Defaulting Party fails to pay amounts in accordance with the previous sentence, the Defaulting Party shall be responsible for (i) interest equal to one and one half percent (1 1/2%) per month, provided that such rate does not exceed the maximum rate allowed by law, compounded daily from the date such payment is due until the same is paid and (ii) all reasonable costs of collection, including attorneys’ fees.

6.       SET OFF

Without limiting its rights under this Agreement, a Non-Defaulting Party may reduce any amount owed it under Article 5 by way of set-off against Other Agreement Amounts, as defined in the Definitions Rider. The Other Agreement Amounts) will be discharged promptly and in all respects to the extent it is so set-off. This Article 6 shall be without prejudice and in addition to any right of setoff, combination of accounts, lien or other right to which any Party is at any time otherwise entitled (whether by operation of law, contract, or otherwise).

7.       TITLE, TAXES, CHANGE IN LAW OR TARIFF

7.1     Seller warrants title to all natural gas delivered hereunder, that it has good and lawful authority to sell the same that said natural gas is free from liens and adverse claims of every kind. Title to all natural gas delivered hereunder shall pass from Seller to Buyer at the Delivery Point(s). Seller shall pay or cause to be paid all production, severance or similar taxes lawfully levied on Seller, on the natural gas, or on any transaction giving rise to taxes, and applicable to the natural gas delivered hereunder which accrue prior to its delivery to Buyer at the Delivery Point(s), and Seller shall hold Buyer harmless therefrom. Buyer shall pay all taxes lawfully levied on Buyer applicable to such natural gas at and after delivery to the Delivery Point(s) and shall hold Seller harmless therefrom. Notwithstanding the foregoing, in the event that sale of natural gas, or any of the transactions contemplated hereunder are subject to, or become subject to, any state or local gas revenue, utility, sales, use, gross receipts, commercial activity, excise, or ad valorem tax, that Seller is obligated to remit to any competent taxing authority, Buyer shall reimburse Seller for any such taxes remitted by Seller in connection with this Agreement. Buyer shall provide Seller with evidence of any applicable exemption or exclusion from such taxes in the appropriate state(s) as applicable. In the event that an Account is located in Illinois, the Parties expressly acknowledge that the Agreement is made in De Pere, Wisconsin.

7.2     The safe of natural gas herein is subject to all applicable federal and state laws, orders, rules and regulations and to the Federal Energy Regulatory Commission rules and regulations or successor agency having jurisdiction. Either Party shall have the right to question or contest any such law, ordinance, order, rule, or regulation. The Price and/or terms of the Agreement may be adjusted by Seller to reflect charges associated with any change in the administration or interpretation of, a supplement to, a modification of, or a replacement of any law, statute, regulation, tariff, or any governmental permit or approval that impacts the manner in which Seller fulfills or the costs associated with Seller fulfilling its obligations under this Agreement.

8.       ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the respective heirs, representatives, successors, and assigns of the Parties hereto, provided however, this Agreement shall not be assigned or transferred by either Party without the prior written consent of the other Party, which consent shall not unreasonably be withheld. Notwithstanding the foregoing, Buyer and Seller each may assign this Agreement to its parent, affiliate, subsidiary, or a successor to all or a material portion of its assets (such as an identifiable market), without the other Party’s consent as long as notice is provided and the assigning Party retains liability for the obligations hereunder.

9.       FORCE MAJEURE

In the event either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments due hereunder, the obligations of each Party, so far as they are affected by such Force Majeure, shall be suspended during the period of Force Majeure. The term “Force Majeure” as employed herein shall mean industrial disturbances, technology failures (however caused), acts of God, acts of the public enemy, wars, terrorist acts, blockades, riots, landslides, hurricanes, lightning, earthquakes, fires, floods, washouts, unavoidable freezing of pipes or wells and explosions, governmental actions such as necessity for compliance with any court order, law, statute, ordinance, or regulation promulgated by a governmental authority having jurisdiction or any other unplanned or nonscheduled occurrence, condition, situation, or threat thereof not covered above, which renders either Buyer or Seller unable to perform its obligations hereunder, provided such event is beyond the reasonable control of the Party claiming such inability. The claiming Party shall give the other Party notice and full particulars in writing including a specific description of the cause relied upon and estimated duration of such event as soon as reasonably possible after the occurrence. In addition if the Buyer is the claiming Party, Buyer will be responsible for any Imbalance Charges that arise between the occurrence and Seller’s reasonable ability to adjust to notification by Buyer of the occurrence.

10.     THIRD PARTY CLAIMS

Seller shall have responsibility for and assume any liability with respect to claims arising prior to the delivery of natural gas to Buyer at the specified Delivery Point(s). Buyer shall have responsibility for and any liability with respect to claims arising from or related to the delivery of natural gas at and after the Delivery Point(s).

11.     LIMITATIONS

11.1   EXCEPT AS PROVIDED IN ARTICLE 7 HEREIN, SELLER EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY, AND FITNESS FOR PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM COURSE OF DEALINGS OR USE OF TRADE.

11.2   IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR INCIDENTAL CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES.

12.    MISCELLANEOUS

12.1  Unless otherwise noted on an effective Confirmation, Buyer acknowledges and agrees that Seller will be the sole supplier (other than the Transporter) of natural gas for use in Buyer’s accounts identified on an effective Confirmation.

12.2  As of the date hereof, each Party represents and warrants to the other as follows; (i) it is duly organized and validly existing under the laws of the State of its incorporation/organization, (ii) is qualified to do business and is in good standing in the State where the facility receiving natural gas under the Agreement is located, and has all requisite power and authority, corporate or otherwise, to enter into this Agreement and perform its obligations hereunder, (iii) the execution, delivery, and performance of this Agreement have been duly authorized in accordance with all of its organizational instruments, it has full power to execute, deliver, and perform its obligations under this Agreement, and this Agreement has been duly executed and delivered, (iv) it has reviewed and understands this Agreement, and (v) it is not a “utility” within the meaning of Section 366 of the U.S. Bankruptcy Code, Each party agrees to waive and not to assert the applicability of Section 366 of the U.S. Bankruptcy Code in any bankruptcy proceeding wherein such party is a debtor. Buyer further represents (a) unless expressly noted to the contrary, Buyer is entering into this Agreement as principal and not as agent or in any other capacity, fiduciary or otherwise; (b) it has made its own independent decisions to enter the transaction and its decisions are based on its own judgment and upon advice from such advisors as it has deemed necessary; (c) Buyer is capable of assessing the merits and understands and accepts the terms, conditions and risks of the transaction; (d) Seller is not acting as a fiduciary for, or an advisor to, Buyer in respect to the transaction, (e) it understands that any corresponding futures hedge referenced by Seller is owned by Seller for Seller’s price protection and that no representation has been made by Seller that a position in futures is held by Seller for Buyer’s benefit, (f) it has the ability to make and take delivery of the commodity and is entering into transactions hereunder for purposes related to its business as such, and (g) it is a “forward contract merchant’ and that this Agreement is a “forward contract” as such terms are defined in the U.S. Bankruptcy Code. The Parties agree that all payments made or to be made by one Party to the other Party under this Agreement with respect to the forward contracts constitute “settlement payments” and/or “margin payments” within the meaning of the Bankruptcy Code, assurances of performance transferred by one Party to the other Party under this Agreement constitute “margin payments” within the meaning of the Bankruptcy Code, and the rights set forth under Articles 4 through 6 of the Agreement, as applicable, constitute contractual rights “to liquidate, terminate, or accelerate” the transactions within the meaning of Bankruptcy Code Section 556 and “to terminate, liquidate, accelerate or offset” within the meaning of the Bankruptcy Code Section 561. Buyer represents and warrants to Seller that (x) it is in compliance with all material terms of its bank and debt covenants (as applicable), and (y) it is not in default under the terms of any material contracts to which it is a party. By signing below, each individual additionally warrants that he or she is authorized to sign this Agreement on behalf of the Party for which it was executed and is authorized to act under any effective Confirmations, and/or Riders.

12.3  If any provision in this Agreement is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Agreement.

12.4   This Agreement including any effective Riders, Amendments, and/or Confirmations together set forth all understandings between the Parties respecting the terms and conditions of any transaction herein described. All prior agreements, understandings and representations, whether consistent or inconsistent, verbal or written, between the Parties are merged into and superseded by this written Agreement, This Agreement and any Riders, Amendments, and/or, Confirmations related hereto may be executed and delivered in counterparts (including by (i) facsimile transmission and (ii) electronic reproduction and transmittal), each of which will be deemed an original and all of which constitute one and the same instrument. If the Parties agree to terms in a Confirmation or Rider that modify, change or otherwise conflict with any provisions of this Agreement, the terms of the effective Confirmation or Rider shall govern with respect to the applicable accounts, provided however no terms shall be deemed to conflict with, modify or change the terms of Articles 9 and 11 herein, unless explicitly stated and signed by both Parties.

12.5   The addresses for legal notices and invoices are set forth on the signature page, and may be amended from time to time, with written notice by a Party. All notices required pursuant to this Agreement may be sent by facsimile, a nationally recognized overnight courier service, first class mail, certified mail return receipt requested, or hand delivered. Notice shall be deemed received when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply: notices sent by facsimile shall be deemed to have been received upon the sending Party’s receipt of its facsimile machine’s confirmation of successful transmission. If the day on which such facsimile is received is not a Business Day or is after five p.m. (at the receiving Party’s place of business) on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving Party. First class mail is deemed received (5) Business Days after mailing.

12.6   No failure by either Party to enforce any right, obligation or remedy hereunder shall operate as a waiver of any of the foregoing, or the waiver of any future right, obligation or remedy, whether of like or different character or nature.

12.7   Each Party consents to the recording of telephonic conversations with respect to transactions under this Agreement without further notice, agrees to provide to its employees such notice of recording that may be required by applicable law, regulation or tariff, and agrees that it will not contest the admissibility of any recording of such telephonic conversations and such recording shall constitute a “writing”.

12.8   The headings throughout this Agreement are inserted for reference purposes only, and are not to be construed or taken into account in interpreting the terms and provisions of any Section, not to be deemed in any way to qualify, modify or explain the effects of any such term or provision.

12.9  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE A FACILITY RECEIVING GAS UNDER THE AGREEMENT IS LOCATED EXCLUDING ANY CONFLICT OF LAWS RULE WHICH WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

12.10 There are no Third Party Beneficiaries to this Agreement and none are intended.

12.11  The terms, provisions or conditions of any purchase order or other business form or written authorization used by Buyer will have no effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of Seller to object to those terms, provisions or conditions.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective on the day and year first written above.

SELLER: INTEGRYS ENERGY SERVICES - Natural Gas, LLC	BUYER: EVO TRILLIUM, LLC

Signature:	Signature:	/s/ Damon Cuzick

By:	Craig P. Avery	By:	Damon Cuzick
Title:	Authorized Representative	Title:	C.O.O.
Date:		Date:	11/18/13

Sellers Legal Notice Address:	Buyer’s Legal Notice Address:

Integrys Energy Services - Natural Gas, LLC 1716 Lawrence Drive De Pere, WI 54115 ATTN: Susan Brovold FAX: 920-430-6252	EVO Trillium, LLC ATTN: Damon Cuzick 9899 W Roosevelt St. Tolleson, AZ 85353 FAX: Buyer’s State of organization: Buyer’s Form of organization: Limited Liability Company (LLC)

Buyer’s Invoice Address(es): ☐ Check here to indicate that more invoice address information for Buyer is on a separate sheet, which is attached to and made a part of this Agreement.
EVO Trillium, LLC ATTN: Theril Lund 9899 W Roosevelt St. Tolleson, AZ 85353 FAX: 623-907-6400	FAX:

DEFINITIONS RIDER

This Definitions Rider is attached to and forms a part of the Master Retail Gas Sales Agreement. The capitalized terms used in the Master Retail Gas Sales Agreement have the meaning ascribed them below.

“Accounts” shall mean one or more accounts identified by account number on an effective Confirmation.

“Baseload Quantity” shall mean the daily purchase and sale quantity obligation. If presented as a monthly sum, Buyer and Seller agree that the monthly sum, when divided by the number of days in the month, sets forth the daily purchase and sale obligation that is priced as set forth in a Confirmation.

“Basis” shall mean the price differential between a receipt point and a delivery point, as determined by Seller unless fixed. Basis can include upstream transportation, fuel, margin and any other fees to a delivery point.

“Business Day” shall mean a day during which any Federal Reserve Bank office is open for business.

“Cashout” shall mean the process used by a Transporter (or Seller as applicable) to purchase, sell, or trade natural gas at the end of any day, month, or delivery period, as applicable, for the purpose of balancing receipts and deliveries for a specified day, month, or delivery period.

“Contract Quantity” shall mean the fixed monthly purchase and sale quantity obligation identified on an Effective Confirmation.

“Constraint Day” shall mean any period of time during which the Transporter identified in an effective Confirmation issues balancing orders, operational flow orders, operational matching orders (or the equivalent), or winter splits or deems the day a Critical Gas Day (or the equivalent) and thereby restricts deliveries by Seller or use by Buyer, requires a specific delivery by Seller or use by Buyer, or otherwise requires an affirmative action by either Party due to adverse operational conditions experienced by the Transporter.

“Daily Limitation” shall mean Transporter enforced restrictions or mandates concerning quantities of gas delivered and/or used, including those imposed due to Constraint Day conditions and/or under ordinary operating conditions.

“Firm” shall mean that either Party may interrupt its performance without liability only to the extent that such performance is prevented for reasons of Force Majeure or the failure of the other Party to perform.

“Firm Reservation Quantity” shall mean the quantity of Natural gas identified on Confirmation for which Seller will obtain Firm transportation capacity to the Delivery Point.

“Fuel” shall mean the difference between the quantity scheduled to the applicable receipt or delivery point and the quantity received at the delivery point or meter location as converted to a per unit charge.

“Full Requirements” if indicated on an effective Confirmation, then the entire quantity of natural gas required by the identified accounts shall be priced in a uniform manner. Seller’s obligation to provide uniform pricing for all gas purchased is expressly conditioned upon Buyer’s obligation to provide Seller with timely and accurate information as to expected usage, including but not limited to, timely notice of deviations from previously-established expected usage, as well as other terms and conditions included in this Agreement and in the applicable Confirmation.

“Imbalance Charges” shall mean any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy the Transporter’s balance and/or nomination requirements.

“Incremental Supply” shall mean natural gas in addition to the Baseload or Contract Quantity, as applicable, delivered to Buyer to meet Buyer or Transporter requirements as a result of unforeseen events, including, but not limited to Constraint Day conditions, or changes in Buyer’s daily Use of natural gas.

“Interruptible” shall mean that either Party may interrupt its performance at any time for any reason, whether or not caused by an event of Force Majeure, with no liability, except such interrupting Party may be responsible for any Imbalance Charges related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by Transporter.

“NYMEX Last Day Settle” or “NYM LDS” shall mean the price in dollars per MMBtu equal to the closing price on the New York Mercantile Exchange for natural gas futures contracts for delivery at the Henry Hub for the month of delivery hereunder, on the last day on which futures contracts for that month were traded.

“Other Agreement Amounts” shall mean any amount (whether under this Agreement, or otherwise) (i) the Non-Defaulting Party or its affiliate may owe the Defaulting Party (whether or not then due) or (ii) any adequate assurance of performance (howsoever termed) provided by the Defaulting Party for the benefit of the Non-Defaulting Party or its affiliate.

“Secondary Firm” shall mean that either Party may interrupt its performance only to the extent that such performance is prevented by either (i) an event of Force Majeure, or (ii) a curtailment in Firm transportation using secondary receipt or delivery points.

“Transporter(s)” shall mean any natural gas gathering company, pipeline company, local distribution company, or utility, transporting natural gas for Seller or Buyer upstream or downstream, respectively, of the Delivery Point pursuant to an effective Confirmation.

“Transporter Citygate” shall mean any interconnection between Buyer’s Transporter’s distribution system and Seller’s Transporter’s system. To the extent that a Transporter requires the designation of a specific interconnection for receipts or deliveries, such designation shall be at Seller’s choice and in its sole discretion.

“Usage or Use” shall mean for the applicable meter, the difference in meter readings recorded by Transporter during a specific period of time. The difference in meter readings may be converted by Transporter to a caloric measurement pursuant to the applicable Transporter tariff.